CONSULTING CONTRACT AGREEMENT

THIS AGREEMENT is made as of this 8th day of March, 2010,

BETWEEN:

GOD'S LAKE RESOURCES INC., a corporation incorporated under the laws of Canada (hereafter called "**GOD'S LAKE**"),

\- and -

2235260 ONTARIO CORP., a corporation incorporated under the laws of Ontario, Ontario Canada (hereafter called "**2235260**").

\- and -

JUDY BAKER, of the City of Toronto, Ontario Canada (hereafter called "**BAKER**").

RECITALS:

A. GOD'S LAKE is engaged in developing exploration properties.

B. GOD'S LAKE desires 2235260 to enter into a contract with GOD'S LAKE to provide consulting services for the period provided in this Agreement in accordance with the terms and conditions set forth below.

C. 2235260 is willing to accept a contract with GOD'S LAKE on the basis of such terms and conditions.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged), the parties covenant and agree as follows:

1. **Consulting Contract**

GOD'S LAKE hereby retains 2235260 to provide consulting services, pursuant to which BAKER, as an employee of 2235260, will act as a consultant for GOD'S LAKE, and 2235260 hereby accepts this consulting contract with GOD'S LAKE, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth. Pursuant to these consulting services, BAKER shall serve GOD'S LAKE as the President and Chief Executive Officer of GOD'S LAKE.

2. **Term of Consulting Contract**

Unless earlier terminated as hereinafter provided, the term of the subject consulting contract under this Agreement shall be for a period beginning March 4, 2010 (the "**Contract Date**") and ending March 3, 2011 (such period referred to as the "**Initial Year**"). Unless earlier terminated as hereinafter provided, the term of this Agreement shall be automatically extended on a year-to-year basis (March 4 through March 3 of each successive year) (such one-year periods referred to as

"**Additional Years**") upon the expiration of the Initial Year or any Additional Year, unless prior to the commencement of a 90-day period expiring at the end of the Initial Year or any Additional Year, GOD'S LAKE or 2235260 shall have given written notice to the other stating that the term of this Agreement shall not be extended. For purposes of this Agreement, the term "**Contract Year**" shall mean the Initial Year and all Additional Years occurring while this Agreement remains in effect.

3. **Duties and Responsibilities**

BAKER shall have such duties and powers as are normally performed and enjoyed by a President and Chief Executive Officer of a junior resource company, which shall include but shall not be limited to providing geological opinions and recommendations, strategic business development, corporate leadership, marketing, investor relations, corporate finance and human resources, specifically focused on all exploration activities related to GOD'S LAKE's properties and management and staff in GOD'S LAKE's offices. BAKER will have the responsibility to add staff, relocate office location, and manage staff, as well as other regular corporate activities, subject to the control and direction of the board of directors of GOD'S LAKE.

BAKER shall have such other duties and powers as may from time to time be assigned to or vested in her by GOD'S LAKE with her consent, subject always to the control and direction of the board of directors of GOD'S LAKE.

For greater certainty, BAKER shall not commit GOD'S LAKE to any financial or other commitment without authority from the board of directors in a pre-approved written budget, and within all such pre-approved written budgets.

During the term of this Agreement BAKER shall perform her duties in a faithful and diligent manner to the best of her ability and shall devote her best efforts to GOD'S LAKE. It is understood that BAKER currently has, and from time to time, will have, other activites in the mining industry, including other management and/or board director activities and consulting activities. BAKER will immediately provide the corporate secretary of GOD'S LAKE of any possible conflicts of interest. Currently BAKER is:

Consultant, American Lithium Minerals Inc.
Consultant, Cenit Corporation
Director, Nemaska Exploration Inc.
Director, Abcourt Mines Inc.

4. **Compensation**

As compensation for the satisfactory performance by BAKER of the services to be delivered by BAKER hereunder, 2235260 will be entitled to the following:

(a) a monthly consulting fee as set out in Section 5 hereof; and

(b) management incentive options and bonuses as set out in Section 6 hereof.

5. **Consulting Fee**

GOD'S LAKE shall pay 2235260 a consulting fee with respect to each Contract Year. The Contract Fee for each Additional Year shall be established by the Compensation Committee of the Board of Directors not less than 90 days prior to the commencement of the Contract Year. The Contract Fee for the Initial Year shall be a fee of CDN$5,000 per month plus GST payable monthly on the 1st day of each month.

6. **Management Incentive Options and Bonuses**

2235260 shall be entitled to grants of management incentive options and cash bonuses from time to time for the achievement of specific corporate objectives as directed by the Board of Directors of GOD'S LAKE and agreed to by 2235260.

The board of directors will, quarterly, provide 2235260 with a written performance review of BAKER with recommendations and improvements BAKER is expected to meet, with specific benchmarks for the grant of additional options.

All management incentive options and cash bonuses are subject to the rules and regulations of the applicable regulatory authorities.

7. **Monthly Expense Compensation**

GOD'S LAKE shall reimburse 2235260 for all business related expenses of BAKER which are pre-approved in writing in advance by the board of directors of GOD'S LAKE.

8. **Termination of the Agreement**

(a) By GOD'S LAKE for any reason: This Agreement may be terminated by GOD'S LAKE at any time by providing notice that the Agreement is terminated effective immediately and by payment to 2235260 of an amount equal to the Contract Fee for three (3) months from the date of termination, calculated at the rate of the then current Contract Year, payable in one lump sum on the date of termination.

(b) By 2235260 for good reason: This Agreement may be terminated by 2235260 for good reason if, without the consent of BAKER, there is (i) a material reduction in the duties and responsibilities of BAKER as outlined in Section 3 hereof, or (ii) breach by GOD'S LAKE of any material provision of this Agreement without the breach being remedied within 30 days after notice thereof has been received by GOD'S LAKE. Upon such termination, GOD'S LAKE shall pay to 2235260 an amount equal to the Contract Fee for one (1) month from the date of termination, calculated at the rate of the then current Contract Year, payable in one lump sum on the date of termination

(c) By BAKER for any reason: This Agreement may be terminated by 2235260 at any time and for any reason by providing 30 days' notice to the Board.

9. **Notices**

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class mail, postage prepaid if to GOD'S LAKE, at GOD'S LAKE's principal place of business, and if to 2235260 or BAKER, at BAKER's address most recently filed with GOD'S LAKE, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

10. **Consent for Use of Name**

Any and all mention of 2235260 or BAKER in any verbal, visual or written communication of any kind by GOD'S LAKE or its agents must have written approval of 2235260 or BAKER, as the case may be, prior to its release, posting or use.

11. **Secrecy and Non-Solicitation**

BAKER will not at any time, without the prior written consent of GOD'S LAKE, disclose to any person, except in the necessary course of her duties as an officer of GOD'S LAKE, any confidential information with respect to GOD'S LAKE or its affiliates by her in the course of her duties herein.

The term "confidential information" as used in this Agreement shall include, but shall not be limited to, technical data, exploration strategies, details with respect to option and joint venture partners and similar information.

BAKER shall not, either during the term of this Agreement or, for a period of six months thereafter, directly or indirectly, employ or retain as an independent contractor any employee or consultant of GOD'S LAKE or induce or solicit, or attempt to induce, any such person to leave employment or consulting arrangement with GOD'S LAKE where such individual or person would no longer be able to provide such services to GOD'S LAKE on the same basis.

12. **Governing Laws**

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario.

13. **Entire Agreement**

This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof and thereof.

14. **Modifications**

This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

GOD'S LAKE RESOURCES INC.

Per: ______________________
Michael Sheridan
Director

2235260 ONTARIO CORP.

Per: ______________________
Judy Baker
President

SIGNED, SEALED AND DELIVERED
In the presence of:

____
Witness
CHRIS SEED

____
JUDY BAKER